Exhibit 10.1

September 28, 2016

Scott Fenoglio - Hand Delivered

Re: Promotion

Dear Scott:

Thank you for your continued service to Bonanza Creek Energy, Inc. (the “Company”). The Company is pleased to confirm your promotion to the position of Senior Vice President, Finance & Planning, reporting to me, effective October 1, 2016. Your direct reports will be: Wade Jaques, Scott Landreth, and John Wren.

Here are further details related to this promotion:

•	An annual salary of $275,000 to be paid on a bi-weekly basis, subject to all withholdings, taxes, and deductions;

•
Continued participation in the Company’s Short Term Incentive Program (the “STIP”) administered at the discretion of the Compensation Committee of the Board of Directors of the Company. The STIP has been designed to supplement your base salary and provide a year-over-year short term incentive cash bonus payment opportunity if and when the Company meets or exceeds its goals and you meet your individual goals. We expect that your “target” cash bonus opportunity for 2017 will be equal to 75% of your base salary, based on Company performance achievement as well as individual performance. Your 2016 cash bonus will be pro-rated to take into account your varied base salary and STIP target levels as Vice President, Planning and your new role as Senior Vice President, Finance & Planning;

•
Continued participation in the Company’s Executive Change in Control and Severance Plan, as amended (the “Severance Plan”). Coincident with your promotion, your status under the Severance Plan will change from a Tier 4 Executive to a Tier 3 Executive (as those terms are defined in the Severance Plan);

•
Continued participation in the Company’s Amended and Restated 2011 Long Term Incentive Program (“LTIP”), subject to the terms and conditions of the LTIP and the award agreement(s) to be entered into thereunder, at the discretion of the Company’s Compensation Committee and Board of Directors;

•	Continued participation in the Company’s No Tracking Vacation Program; ten (10) days sick leave annually; and eleven (11) paid holidays per year, all in accordance with the Company’s benefits policy;

•
Option to participate or continued participation in the Company’s 401(k) Plan, in accordance with such plan; currently the Company provides matching contributions of 6% of W-2 income, which amount may be amended from time to time in accordance with the terms of the 401(k) Plan;

•	Option to participate or continued participation in the Company’s health insurance plans upon your election subject to the terms and conditions of the plans; and

•	Option to participate or continued participation in the Company’s flexible benefit plan (Section 125 Plan).

The Board may modify compensation and benefits from time to time in its sole discretion as it deems necessary.

The terms and conditions of employment set forth in this Employment Letter remain subject to your previously executed Employee Restrictive Covenants, Proprietary Information and Inventions Agreement. You will continue to be expected to abide by the Company’s rules and regulations, as such may be modified by the Company from time to time.

Nothing in this offer letter is intended or should be construed as a contract of employment or agreement to any specified term of employment. Your employment with the Company is at-will. You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice.

The Company may in the future decide to hire a Chief Financial Officer or a similar executive-level officer.  In such event, you may begin reporting to such a new officer rather than to the President and Chief Executive Officer, and some portion of your authority, duties, or responsibilities may transfer to such officer.  You hereby agree that any such hiring and associated change in your authority, duties, responsibilities, or reporting lines shall not, in and of themselves, constitute or otherwise serve as a basis for a finding of Good Reason (as that term is defined and used under the Severance Plan).

Scott, we would be extremely pleased to have you assume this role for the Company. Please respond to me with your decision by September 30, 2016. If you accept the terms of employment outlined in this letter, please execute where indicated below and return to me.

If you have any questions or need additional information, please feel free to contact me. I very much look forward to working with you.

Acknowledged and Agreed:
/s/ Richard J. Carty
Richard J. Carty
                    President & CEO

September 28, 2016                /s/ Scott Fenoglio
Dated                        Scott Fenoglio